Exhibit 28(j)(iv)(A)

CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for WHV Investment Management, Inc., we hereby consent to reference to the Verification and Performance Examination Reports for the periods January 1, 2010 through December 31, 2013 issued by ACA Performance Services, LLC, and to related references to our firm included in or made a part of the Prospectus and Statement of Additional Information for the WHV International Equity Fund.

August 12, 2015

ACA Performance Services, LLC

By:	/s/ Robert L. Stype, Jr.
Robert L. Stype, Jr.
President